EXHIBIT 8.1

Significant Subsidiaries of the Registrant

Subsidiary	Place of Incorporation

Lion Financial Group Limited	British Virgin Islands

Lion Wealth Management Limited	British Virgin Islands

Lion International Securities Group Limited	Hong Kong

Lion Futures Limited	Hong Kong

Lion Foreign Exchange Limited	Hong Kong

Lion Asset Management Limited	Hong Kong

BC Wealth Management Limited	Hong Kong

Lion Wealth Limited	Hong Kong

Lion Brokers Limited	Cayman Islands

Lion Investment Fund SPC	Cayman Islands

Lion International Financial (Singapore) Pte LTD	Singapore

Lion Group North America Corp.	Nevada, USA